Exhibit 99.1
Zila Names David R. Bethune Executive Chairman; Adds J. Steven Garrett to Board of Directors
PHOENIX, Aug 16, 2007 /PRNewswire-FirstCall via COMTEX News Network/ — Zila, Inc. (Nasdaq: ZILA) today announced that its board of directors has named David R. Bethune as executive chairman. Bethune has been a member of the board since 2005 and was appointed chairman on May 21, 2007.
The board also elected J. Steven Garrett, MS, DDS, FACD, as a director. Garrett, 62, fills the vacancy created by the departure of Hazel L. Myer, who recently resigned from the board.
“I am very pleased to welcome Steve to our board,” said David Bethune. “He brings extensive expertise in the clinical study of oncology products as well as relevant experience gained as a professor of periodontics and in private practice as a dentist/periodontist.
“I also would like to thank Rusty Myer for her service to Zila. We are grateful for all of her advice and guidance and wish her the best in all of her future endeavors.”
Dr. Garrett has more than 30 years of experience in broad healthcare areas. He served as senior vice president clinical research for QLT USA, Inc., where, among other responsibilities, he managed all of that company’s clinical trials, interfaced with the FDA and coordinated the clinical portion of regulatory submissions. Previously, Dr. Garrett served as chairman of the department of periodontics at Loma Linda University as well as director of the advanced education program in periodontics and implant dentistry. Earlier, he owned and operated a private dentistry practice, specializing in periodontics and implant dentistry.
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is an oral cancer screening company focused on the prevention and treatment of oral disease. Zila is dedicated to establishing ViziLite(R) Plus as the new standard of care for the early detection of oral abnormalities that could lead to cancer, with an initial focus on the dental market through Pro-Dentec(R), a leading designer, manufacturer and marketer of Soft Tissue Management (STM(R)) products. Sold exclusively and directly to dental professionals, Pro-Dentec’s core products include the Rota-dent(R) Professional Powered Brush, the Pro- Select3(R) Piezo-Ultrasonic Scaler System and a suite of pharmaceutical STM(R) products for both in-office and home-care use.
For more information about Zila, visit http://www.zila.com.
SOURCE Zila, Inc.
Robert Jaffe of PondelWilkinson Inc., +1-310-279-5969, for Zila, Inc.
http://www.zila.com